Exhibit 99






IMMEDIATELY

Ronald L. O'Kelley
(617) 664-1110

Investors & Analysts:                   Media:
Karen A. Warren                         Hannah Grove
(617) 664-3477                          (617) 664-3377



                       STATE STREET COMPLETES SALE
                      OF COMMERCIAL BANKING BUSINESS

                      UNDERSCORES COMPANY'S FOCUS ON
                SERVING INSTITUTIONAL INVESTORS WORLDWIDE


     Boston, MA, October 4, 1999 - State Street Corporation (State Street), one of the world's leading specialists in serving institutional investors, today announced that it completed the sale on October 1, 1999, of its commercial banking business and its associated four branches in Quincy and Boston to Citizens Financial Group (Citizens), a Rhode Island-based financial services group owned by the Royal Bank of Scotland. The after-tax gain, net of exit and other associated costs, on the sale totaled approximately $164 million, or $1.00 in earnings per share, and will be recorded in the fourth quarter of 1999. The premium received on the sale was $350 million; exit and other associated costs were $68 million.

     "Citizens will provide our customers with excellent service," said Marshall N. Carter, chairman and chief executive officer of State Street Corporation. "Their focus on commercial and retail banking and extensive product offerings has fueled their growth as one of New England's largest commercial banks."

     The commercial banking business, consisting of a $2.4 billion loan portfolio, a $36 million allowance for loan losses, and $1.1 billion in deposits, includes commercial lending, deposits and other banking services for New England regional middle-market companies and companies in selected industries nationwide. Approximately 300 State Street employees join Citizens as a result of the sale.

     "We made a strategic decision to divest our commercial banking business in order to further State Street's continued focus on the needs of institutional investors worldwide," added Carter. "Our global market success and customer loyalty demonstrate the value of this strategy for State Street's stockholders. Focusing on our core business will help State Street continue to deliver on our long-term financial goals."

     State Street's commercial banking business loans averaged $2.3 billion for the first six months of 1999, and deposits averaged $1.1 billion for the same period. Based on pro-forma financials for the first six months of 1999, management anticipates a revenue reduction of approximately 3% and earnings per share dilution of approximately 6%. State Street intends to offset dilution resulting from the sale within the next three years through acquisitions, internal growth programs, and the corporate stock purchase program.

     Since announcing the agreement in May, State Street has acted upon a number of key global initiatives that further the long-term strategic goals of the company. In the United Kingdom, State Street forged an agreement with Lloyds TSB regarding the transfer of their securities services clients thereby expanding State Street's unit trust, custody and fund administration customer base in the U.K. and continental Europe. State Street also announced an alliance with the Development Bank of Singapore to provide trustee, custody and fund administration to the unit trust market in Singapore.

     In September, State Street announced the acquisition of Wachovia's Institutional Trust and Custody business, which will increase its share of the fast growing middle market and expand its presence in the southeastern United States. These initiatives are consistent with the company's stated policy to explore and engage in acquisitions, alliances and joint ventures to enhance established capabilities by adding new products or services, expanding geographic reach, or selectively increasing market share. State Street continues to grow its business through internal initiatives to provide leading edge products and services to its customers.

     "Further," concluded Carter, "State Street will remain one of the largest private employers in Massachusetts with over 12,000 employees in the state. Our ongoing commitment to the community is augmented by active participation from our employees across all levels of the organization, and, in 1998, included more than $4 million in grants to nonprofit organizations in the greater Boston area of a total of $6.5 million globally."

     With $5.3 trillion in assets under custody and $574 billion under management, State Street Corporation is one of the world's leading specialists in serving institutional investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, Austria, United Arab Emirates, Russia, Peoples Republic of China, Taiwan, South Korea, Japan, Singapore, Australia, and New Zealand. State Street Corporation's common stock is traded on the New York Stock Exchange under the symbol STT. For more information, visit State Street's web site at www.statestreet.com.

     This news release contains forward-looking statements as defined by federal securities laws. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements are set forth in the company's 1998 annual report and subsequent SEC filings. These include risks and uncertainties relating to: the value of worldwide financial markets, dynamics of markets served, volatility of currency markets, pace of new business, business mix, rate of technological change, and the potential impact of the year 2000 on processing date-sensitive information.

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